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Exhibit 21.1

HEMISPHERE MEDIA GROUP, INC.
LIST OF SUBSIDIARIES
As of the consummation of the Transaction

Name	Jurisdiction of Incorporation
Hemisphere Media Holdings, LLC	Delaware
InterMedia Español Holdings, LLC(1)	Delaware
Cine Latino, Inc.(1)	Delaware
Azteca Acquisition Corporation(1)	Delaware
WAPA America Inc.(2)	Delaware
InterMedia Español, Inc.(2)	Delaware
Televicentro of Puerto Rico, LLC(3)	Delaware

(1)
Subsidiary under Hemisphere Media Holdings, LLC

(2)
Subsidiary under InterMedia Español Holdings, LLC

(3)
Subsidiary under InterMedia Español, Inc.

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  Exhibit 21.1